                                                                     EXHIBIT 2.1

                                                                [EXECUTION COPY]

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               TUT SYSTEMS, INC.,

                             FREEGATE CORPORATION,

                       FORTRESS ACQUISITION CORPORATION,

                     AND, WITH RESPECT TO ARTICLE VII ONLY,

                                JAMES MONGIELLO,

                         AS STOCKHOLDER REPRESENTATIVE,

                                      AND

                                U.S. BANK TRUST,

                                AS ESCROW AGENT

                         Dated as of November 16, 1999

                               INDEX OF EXHIBITS

Exhibit        Description
-------        -----------

Exhibit A      Form of Company Affiliate Agreement
Exhibit B-1    Form of Legal Opinion of Counsel to Parent
Exhibit B-2    Form of Legal Opinion of Counsel to Company
Exhibit C-1    List of Employees Signing Employment and Non-competition
               Agreements
Exhibit C-2    Form of Employment Agreement
Exhibit C-3    List of Employees Offered Employment Pursuant to At-Will Offer
               Letter
Exhibit D-1    List of Persons Signing Noncompetition Agreements
Exhibit D-2    Form of Non-Competition Agreement
Exhibit E-1    List of Company Stockholders signing Support Agreement
Exhibit E-2    Form of Support Agreement
Exhibit F      Escrow Agent Fee Schedule
Exhibit G      Form of Certificate of Amendment of Certificate of Incorporation
               of the Company
Exhibit H-1    List of Company Options to be Substituted
Exhibit H-2    Form of Stock Option Substitution Agreement
Exhibit  I     Form of Merger Certificate

                               TABLE OF CONTENTS

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ARTICLE I - The Merger.................................................   2

   1.1   The Merger....................................................   2
   1.2   Effective Time................................................   2
   1.3   Effect of the Merger..........................................   2
   1.4   Certificate of Incorporation; Bylaws..........................   2
   1.5   Directors and Officers........................................   3
   1.6   Effect on Capital Stock.......................................   3
   1.7   Dissenting Shares.............................................   5
   1.8   Surrender of Certificates.....................................   6
   1.9   No Further Ownership Rights in Company Capital Stock..........   8
   1.10  Dissenting Shares After Payment of Fair Value.................   8
   1.11  Tax and Accounting Consequences...............................   8
   1.12  Hart-Scott-Rodino Filings.....................................   8
   1.13  Taking of Necessary Action; Further Action....................   8

ARTICLE II - Representations and Warranties of the Company.............   9

   2.1   Organization of the Company...................................   9
   2.2   Company Capital Structure.....................................   9
   2.3   Subsidiaries..................................................  10
   2.4   Authority.....................................................  10
   2.5   No Conflict...................................................  10
   2.6   Consents......................................................  11
   2.7   Company Financial Statements..................................  11
   2.8   No Undisclosed Liabilities....................................  12
   2.9   No Changes....................................................  12
   2.10  Tax Matters...................................................  14
   2.11  Restrictions on Business Activities...........................  15
   2.12  Title of Properties; Absence of Liens and Encumbrances;
         Condition of Equipment........................................  16
   2.13  Intellectual Property.........................................  16
   2.14  Agreements, Contracts and Commitments.........................  19
   2.15  Interested Party Transactions.................................  20
   2.16  Governmental Authorization....................................  21
   2.17  Litigation....................................................  21
   2.18  Accounts Receivable...........................................  21
   2.19  Minute Books..................................................  21
   2.20  Environmental Matters.........................................  22
   2.21  Brokers' and Finders' Fees; Third Party Expenses..............  23
   2.22  Employee Benefit Plans and Compensation.......................  23
   2.23  No Interference or Conflict...................................  26
   2.24  Insurance.....................................................  27
   2.25  Compliance with Laws..........................................  27
   2.26  Complete Copies of Materials..................................  27


                               TABLE OF CONTENTS
                                  (continued)

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   2.27  Year 2000 Compliance..........................................  27
   2.28  Representations Complete......................................  28

ARTICLE III - Representations and Warranties of Parent and Sub.........  28

   3.1    Organization, Standing and Power.............................  28
   3.2    Authority....................................................  28
   3.3    Capital Structure............................................  29
   3.4    SEC Documents; Parent Financial Statements...................  29
   3.5    Litigation...................................................  30
   3.6    Ownership of the Company.....................................  30
   3.7    Brokers' and Finders' Fees...................................  30
   3.8    No Material Adverse Change...................................  30
   3.9    Consents.....................................................  30
   3.10   Information Supplied.........................................  30
   3.11   Other Matters................................................  31

ARTICLE IV - Conduct Prior to the Effective Time.......................  31

   4.1   Conduct of Business of the Company............................  31
   4.2   No Solicitation...............................................  33

ARTICLE V - Additional Agreements......................................  34

   5.1   Preparation of Permit Application, Hearing Request, Hearing
         Notice and Information Statement..............................  34
   5.2   Meeting of the Company Stockholders...........................  34
   5.3   Regulatory Approvals..........................................  35
   5.4   Access to Information.........................................  35
   5.5   Confidentiality...............................................  36
   5.6   Expenses......................................................  36
   5.7   Public Disclosure.............................................  36
   5.8   Consents......................................................  37
   5.9   FIRPTA Compliance.............................................  37
   5.10  Reasonable Efforts............................................  37
   5.11  Notification of Certain Matters...............................  37
   5.12  Business Arrangements.........................................  37
   5.13  Affiliate Agreements..........................................  38
   5.14  Company Restated Certificate of Incorporation.................  38
   5.15  Notice to Holders of Company Options and Company Rights.......  38
   5.16  Company Dissenting Shares.....................................  38
   5.17  Certain Employee Benefits.....................................  38
   5.18  Company Benefit Plans.........................................  39


                              TABLE OF CONTENTS
                                 (continued)

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     5.19  Additional Documents and Further Assurances...................  39
     5.20  Tax Free Reorganization.......................................  39
     5.21  Proprietary Information and Confidentiality Agreements........  39
     5.22  Indemnification and Directors' and Officers' Insurance........  39

ARTICLE VI - Conditions to the Merger....................................  40

     6.1   Conditions to Obligations of Each Party to Effect the Merger..  40
     6.2   Additional Conditions to Obligations of the Company...........  41
     6.3   Additional Conditions to the Obligations of Parent and Sub....  41

ARTICLE VII - Survival of Representations and Warranties; Escrow.........  44

     7.1   Survival of Representations and Warranties....................  44
     7.2   Escrow Arrangements...........................................  44
     7.3   Stockholder Representative....................................  50
     7.4   Exclusive Remedy..............................................  51

ARTICLE VIII - Termination, Amendment and Waiver.........................  52

     8.1   Termination...................................................  52
     8.2   Effect of Termination.........................................  53
     8.3   Amendment.....................................................  53
     8.4   Extension; Waiver.............................................  53

ARTICLE IX - General Provisions..........................................  53

     9.1   Notices.......................................................  53
     9.2   Interpretation................................................  55
     9.3   Counterparts..................................................  55
     9.4   Entire Agreement; Assignment..................................  55
     9.5   Severability..................................................  55
     9.6   Other Remedies................................................  55
     9.7   Governing Law.................................................  56
     9.8   Rules of Construction.........................................  56

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 16, 1999 among Tut Systems, Inc., a Delaware corporation ("Parent"), Fortress Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), Freegate Corporation, a Delaware corporation (the "Company"), and, with respect to Article VII only, James Mongiello, as Stockholder Representative, and U.S. Bank Trust, as Escrow Agent.

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and the stockholders of each company that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company and all options, warrants and other rights to acquire any shares of the Company shall be converted into the right to receive shares of Common Stock of Parent.

     C. A portion of the shares of Common Stock of Parent otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

     D. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, Company and each of the stockholders of the Company listed on Exhibit E-1 (collectively, the "Principal Stockholders") shall execute and deliver a Support Agreement in substantially the form attached hereto as Exhibit E-2 (the "Support Agreement") agreeing to vote in favor of this Agreement and the Merger.

     G. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (the "Delaware Law"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, or by exchange of original documentation by each of the respective parties' attorneys via Federal Express or similar overnight courier service, unless another place, manner or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing of a Certificate of Merger (or like instrument) substantially in the form of Exhibit I (the "Merger Certificate") with the Secretary of State of Delaware, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing, or such other time as may be agreed upon by the parties and set forth in the Merger Certificate, being referred to herein as the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Freegate Corporation."

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The director(s) of Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

          (a) Conversion of the Company Capital Stock. Each share of Series A Preferred Stock, $.0001 par value per share, of the Company (the "Company Series A Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will be canceled and extinguished and be converted automatically into the right to receive that number of shares (the "Series A Exchange Ratio") of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock") determined by dividing (i) $.06 by (ii) the Parent Closing Price (as defined below). Each share of Series B Preferred Stock, $.0001 par value per share, of the Company (the "Company Series B Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will be canceled and extinguished and be converted automatically into the right to receive that number of shares (the "Series B Exchange Ratio") of Parent Common Stock determined by dividing (i) $.375 by (ii) the Parent Closing Price. Each share of Series C Preferred Stock, $.0001 par value per share, of the Company (the "Company Series C Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will be canceled and extinguished and be converted automatically into the right to that number of shares (the "Series C Exchange Ratio") of Parent Common Stock determined by dividing (i) $.85 by (ii) the Parent Closing Price. Each share of Series D Preferred Stock, $.0001 par value per share, of the Company (the "Company Series D Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will be canceled and extinguished and be converted automatically into the right to receive that number of shares (the "Series D Exchange Ratio") of Parent Common Stock determined by dividing (i) $1.50 by (ii) the Parent Closing Price. Each share of common stock, $.0001 par value per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares, if any, for which dissenters rights have been or may be perfected in compliance with applicable law, will be canceled and extinguished and be converted automatically into the right to receive that number of shares (the "Common Exchange Ratio") of Parent Common Stock determined by dividing (i) the Remaining Parent Shares to Be Issued (as defined below) by
(ii) the Common Shares Outstanding (as defined below). The Company Common Stock, Company Series A Stock, Company Series B Stock, Company Series C Stock and the Company Series D Stock shall hereinafter collectively be referred to as the "Company Capital Stock." The Common Exchange Ratio, Series A Exchange Ratio, Series B Exchange Ratio, Series C Exchange Ratio and Series D Exchange Ratio shall hereinafter collectively be referred to as the "Exchange Ratio." The shares of Parent Common Stock issued pursuant to this Section 1.6(a) are referred to as the "Merger Shares." Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent be obligated to issue, pursuant to this Section 1.6(a) or
Section 1.6(d) below, any shares of Parent Common Stock in excess of the Total Parent Shares to be Issued (as defined in subsection (c) below).

          (b) Shares Outstanding. The "Series A Shares Outstanding" shall equal the total number of shares of Company Series A Stock issued and outstanding at the Effective Time. The "Series B Shares Outstanding" shall equal the total number of shares of Company Series B Stock issued and outstanding at the Effective Time. The "Series C Shares Outstanding" shall equal the total number of shares of Company Series C Stock issued and outstanding at the Effective Time. The "Series D Shares Outstanding" shall equal the total number of shares of Company Series D Stock issued and outstanding at the Effective Time. The "Common Shares Outstanding" shall equal the total number of shares of Company Common Stock issued and outstanding at the Effective Time plus the total number of shares of Company Common Stock issuable upon exercise of all Company Options listed on Exhibit H-1 attached hereto and outstanding at the Effective Time. "Total Parent Shares to be Issued" shall equal (A) $21,000,000 divided by (B) the average closing price as quoted on the Nasdaq National Market and as reported in the Wall Street Journal of one share of Parent Common Stock for the ten trading days prior to and including the trading day ending one day prior to the date of this Agreement (the "Parent Closing Price"). "Remaining Parent Shares to be Issued" shall equal (A) the Total Parent Shares to be Issued minus
(B) the sum of (i) the Series A Shares Outstanding multiplied by the Series A Exchange Ratio, plus (ii) the Series B Shares Outstanding multiplied by the Series B Exchange Ratio, plus (iii) the Series C Shares Outstanding multiplied by the Series C Exchange Ratio, plus (iv) the Series D Shares Outstanding multiplied by the Series D Exchange Ratio.

          (c) Shares Owned by Parent, etc. Each share of the Company Capital Stock issued and outstanding and owned by Parent, Sub or any of their subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (d) Company Options, Warrants, etc. At the Effective Time, each outstanding option to purchase shares of Company Capital Stock (each a "Company Option") and each outstanding warrant or other right to purchase shares of the Company Capital Stock (each a "Company Right"), whether vested or unvested, shall be canceled and extinguished. Parent shall issue in substitution for each Company Option listed on Exhibit H-1 hereto a new option of equal remaining tenor (a "Substitute Stock Option" and collectively "Substitute Stock Options") to purchase a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time and as set forth on Exhibit H-1, multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Each Substitute Stock Option shall have a per share exercise price for the Parent Common Stock issuable upon the exercise thereof equal to the quotient determined by dividing the exercise price per share of Company Common Stock specified for each such Company Option under the applicable option agreement immediately prior to the Effective Time and as set forth on Exhibit H-1, by the Common Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of each Substitute Stock Option. Each Substitute Stock Option shall be issued pursuant to and subject to the terms and conditions of Parent's 1998 Stock Plan. No cash will be paid in lieu of fractional shares which are rounded down pursuant to this section. It is the intention of the parties hereto that, prior to the Effective Time, all outstanding Company Options and Company Rights, other than those listed on Exhibit H-1 hereto, will be exercised by the holders thereof.

          (e) Capital Stock of Sub. Each share of common stock, $.0001 par value per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, except for any anticipated recapitalization expressly contemplated by this Agreement.

          (g) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of the Company Capital Stock (each, a "Company Stockholder") who would otherwise be entitled to a fraction of a share of Parent Common Stock, shall (after aggregating all fractional shares of Parent Common Stock to be received by such holder), receive from Parent, promptly after the Effective Time, an amount of cash equal to Parent Closing Price multiplied by the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled.

     1.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of the Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who have not voted such shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such shares in accordance with Section 262 of Delaware Law ("Dissenting Shares"), shall not be converted into or represent the right to receive the Parent Common Stock as provided in Section 1.6 of this Agreement, but the holders of such shares shall only be entitled to such rights as are granted by Delaware Law; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to perfect or loses his appraisal rights as provided under Delaware Law, or (iii) if any holder of Dissenting Shares fails to demand payment within the time period provided under Delaware Law, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Parent Common Stock as provided in Section 1.6 of this Agreement and in accordance with Section 1.8 of this Agreement. The Company shall give Parent (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of the Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

          (a) Exchange Agent. American Stock Transfer & Trust shall serve as exchange agent (the "Exchange Agent") in the Merger.

          (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of the Company Capital Stock; provided, however, that, on behalf of the Company Stockholders, pursuant to Section 7.2 hereof, Parent shall deposit into an escrow account 10% of the Merger Shares issued to the Escrow Agent on behalf of the Company Stockholders pursuant to Section 1.6(a) (the "Escrow Amount"). The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be in proportion to the aggregate number of Merger Shares which such Company Stockholder would otherwise be entitled to receive in the Merger by virtue of ownership of outstanding shares of Company Capital Stock.

          (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed or provided at the Closing to each Company Stockholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of the Company Capital Stock whose shares were converted into the right to receive Merger Shares pursuant to Section 1.6(a), shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions consistent herewith as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Merger Shares; provided, however, that such letter of transmittal shall be substantially in the form and substance of a letter of transmittal and instructions approved by counsel for the Company at or before the Closing. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, a Company Stockholder shall be entitled to receive in exchange therefor a certificate representing the number of whole Merger Shares (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to paragraph (b) above) to which such Company Stockholder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective

Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount, which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of the Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of the Company Capital Stock shall have been so converted.

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of the Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

          (g) No Liability.  Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of the Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Dissenting Shares After Payment of Fair Value. Dissenting Shares, if any, after payments in respect thereto have been made pursuant to the Delaware Law, shall be canceled.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and constitute a purchase for accounting purposes. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

     1.12 Hart-Scott-Rodino Filings. Each of Parent and the Company will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

     1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Company and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 Representations and Warranties of the Company

     The Company represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the "Disclosure Schedule") and dated as of the date hereof, as set forth below. "To the knowledge of the Company" means to the actual knowledge, after due inquiry, of the officers of the Company.

     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The

Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or prospects of the Company (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company. The operations now being conducted by the Company have not been conducted under any other name.

     2.2  Company Capital Structure.

          (a) The authorized capital stock of the Company consists of 55,000,000 shares, 35,000,000 shares of which are designated as Common Stock, of which 9,505,148 shares are issued and outstanding on the date hereof, 2,500,000 shares of Series A Stock, of which 2,500,000 shares are issued and outstanding on the date hereof, 5,200,000 shares of Series B Stock, of which 5,066,666 shares are issued and outstanding on the date hereof, 5,000,000 shares of Series C Stock, of which 4,705,882 shares are issued and outstanding on the date hereof, and 5,000,000 shares of Series D Stock, of which 4,441,666 shares are issued and outstanding on the date hereof. The Company Capital Stock is held by the Company Stockholders, with the domicile addresses and in the amounts set forth on Schedule 2.2(a) of the Disclosure Schedule. All outstanding shares of the Company's Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

          (b) Except for outstanding Company Options to purchase 2,324,172 shares of the Company Common Stock issued under the Company's Stock Option Plan (the "Stock Plan") and listed in Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As a result of the transactions contemplated by the Agreement, Parent will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     2.3 Subsidiaries. The Company does not have, and never has had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, the Support Agreement, the Affiliate Agreements, the Employment Agreements, the Non-Competition Agreements and the Stock Option Substitution Agreements.

     2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation and Bylaws of the Company, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, Rule or regulation applicable to the Company or its properties or assets.

     2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, and (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware.

     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's audited balance sheet as of December 31, 1997, the audited income statements and cash flows for the years ended December 31, 1996 and 1997 (collectively, the "Audited Financials"), and the Company's unaudited balance sheets as of December 31, 1998 and September 30, 1999 and unaudited income statement and cash flow for the year ended December 31, 1998 and for the period from January 1, 1999 through September 30, 1999 (collectively, the "Unaudited Financials" and, together with the Audited Financials, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Company, (b) have been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent throughout the periods indicated and consistent with each other, provided that the Unaudited Financials do not contain footnotes in accordance with GAAP, and (c) fairly and accurately represent the financial condition of the Company at the respective dates specified therein and the results of operations for the respective periods specified therein, subject in the case of the Unaudited Financials, to normal year-end adjustments, which will not be material in amount or significance. The Company's unaudited balance sheet as of September 30, 1999 shall be referred to as the "Current Balance Sheet." The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements or Section 2.7 of the Disclosure Schedule, except for those that may have been incurred after the date of the Current Balance Sheet in the ordinary course of the Company's business, consistent with past practice. When delivered pursuant to Section 5.23 of this Agreement, the audited balance sheet as of December 31, 1998 and the audited income statements and cash flows for the year ended December 31, 1998 (the "1998 Audited Financials") and the unaudited balance sheet as of September 30, 1999 and the unaudited income statements and cash flows for the nine months ended September 30, 1999 (the "Nine Month Financials"): (a) will be in accordance with the books and records of the Company, (b) will have been prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent throughout the periods indicated and consistent with each other and (c) will fairly and accurately represent the financial condition of the Company at the date specified therein and the results of operations for the period specified therein, subject in the case of the Nine Month Financials, to normal year-end adjustments, which will not be material in amount or significance.

     2.8 No Undisclosed Liabilities. The Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Current Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices.

     2.9 No Changes. Since September 30, 1999, there has not been, occurred or arisen any:

          (a) transaction by the Company involving in excess of $10,000, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $25,000;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance), either individually or in the aggregate, in excess of $25,000;

          (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (g) revaluation by the Company of any of its assets;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company Capital Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its Common Stock;

          (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officer, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person;

          (j) any agreement, contract, lease or commitment or any extension or modification the terms of any such agreement, contract, lease or commitment, involving, either individually or in the aggregate, $25,000;

          (k) sale, lease, license or other disposition of any of the assets or properties of the Company, or any creation of any security interest in such assets or properties, in excess of $10,000, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (l) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

          (m) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

          (n) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, either individually or in the aggregate, exceeding $25,000;

          (o) the commencement or notice or threat of commencement of any lawsuit or proceeding against investigation of the Company or its affairs;

          (p) notice of any claim of ownership by a third party of any Company Intellectual Property (as defined in Section 2.13 below) or of infringement by the Company of any third party's Intellectual Property rights;

          (q) issuance or sale, or contract to issue or sell, by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (r) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.13 below) to the Company;

          (s) any event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect on the Company; or

          (t) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.10 Tax Matters.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.

               (i) The Company as of the Effective Time will have prepared and timely filed or made a timely request for extension for all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company, or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) The Company as of the Effective Time (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted with respect to its employees all income taxes and other Taxes required to be withheld and remitted.

               (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the

Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination.

               (v) The Company has no liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

               (vi) The Company has made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns filed for all years as to which any applicable statute of limitations has not expired.

               (vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for taxes not yet due and payable.

               (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

               (ix) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company as an expense under applicable law.

               (x) The Company is not a party to any tax sharing, indemnification or allocation agreement nor does the Company owe any amount under any such agreement.

               (xi) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (xii) The Company is not, and has not been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

               (xiii) The Company is an accrual basis taxpayer and its tax basis and its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

          (c) Executive Compensation Tax. The Company does not have, or will not have as a result of the transactions contemplated by this Agreement, any liabilities for Taxes (for example under Section 280G of the Code) as a result of the amount of remuneration paid or to be paid to its employees.

     2.11 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company that has or may have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company. Without limiting the foregoing, the Company has not entered into any agreement under which the Company is restricted from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.12 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

          (a) The Company does not own any real property, nor has it ever owned any real property. Section 2.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default).

          (b) The Company has good and marketable title to, or, in the case of leased properties and assets, enforceable leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

          (c) Section 2.12(c) of the Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (d) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to the Company's current customers (the "Customer Information"). No third party possesses any claims or rights with respect to use of the Customer Information.

     2.13 Intellectual Property.

          (a) For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith anywhere in the world: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, (viii) any similar, corresponding or equivalent rights to any of the foregoing and (ix) all documentation related to any of the foregoing.

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company.

          "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property").

          (c) The Company (i) owns and has good and exclusive title to, or has exclusive license to use, each item of the Company Intellectual Property, including all Company Registered Intellectual Property listed on Section 2.13(b) of the Disclosure Schedule, free and clear of any Liens, (ii) is the exclusive owner of or has the permission of the owner to use all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company and (iii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

          (d) To the extent that any work, invention or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

          (e) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party.

          (f) The operation of the business of the Company as it currently is conducted or is reasonably contemplated to be conducted, including to the extent applicable the Company's design, development, manufacture and sale of the products (including products currently under development) or services of the Company, does not infringe or misappropriate the Intellectual Property of any other person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any person claiming that such operation or any act, product or service of the Company infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (g) The Company owns or has the right to use all Intellectual Property necessary to the conduct of its business as it is currently conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by the Company or under development by the Company and the performance of all services provided or contemplated to be provided by the Company.

          (h) Each item of the Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.

          (i) There are no contracts, licenses and agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

          (j) To the knowledge of the Company, no person is infringing or misappropriating any of the Company Intellectual Property.

          (k) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any third party to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms, and all current employees and contractors of the Company have executed such an agreement.

          (l) There are no proceedings or actions instituted by the Company or of which the Company has received written notice before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any Company Intellectual Property.

          (m) No Company Intellectual Property or product or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

          (n) To the Company's knowledge, no (i) product, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, constitutes obscene material or a defamatory statement or material.

     2.14 Agreements, Contracts and Commitments.

          (a) The Company does not have, or is not bound by:

              (i) any contract, license or agreement to which the Company is a party (A) with respect to Company Intellectual Property licensed or transferred to any third party or (B) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company, with a value or cost in excess of $25,000;

              (ii) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

              (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

              (iv)  any fidelity or surety bond or completion bond;

              (v) any lease of personal property with fixed annual rental payments in excess of $25,000;

              (vi) any contract, license or agreement between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company or such third party of the Intellectual Property of any third party;

              (vii) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

              (viii) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000;

              (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business;

              (x) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit other than trade credit;

              (xi) any purchase order or contract for the purchase of materials involving $25,000 or more;

              (xii)   any construction contracts;

              (xiii) any distribution, joint marketing or development agreement; or

              (xiv) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

          (b) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party or by which it is bound (any such agreement, contract, license or commitment, a "Contract"), and the Company is not aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect, and, to the knowledge of the Company, all other parties to each Contract are in compliance with, and have not breached any term of, such Contract. The Company has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or to remain in effect without modification after the Closing. Following the Effective Time, the Company will be permitted to exercise all of the Company's rights under the Contracts to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     2.15 Interested Party Transactions. No officer, director or stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity that furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company any goods or services or
(iii) a beneficial interest in any Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation and no more than 5% of the outstanding equity of any other entity shall not be deemed an "interest in any entity" for purposes of this
Section 2.15.

     2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "Company Authorizations"). The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

     2.17 Litigation. There is no action, suit or proceeding of any nature pending, or to the Company's knowledge threatened, against the Company, its properties or any of its officers or directors, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors (nor, to the best knowledge of the Company, is there any reasonable basis therefor) by or before any governmental entity. No governmental entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted.

     2.18 Accounts Receivable.

          (a) The Company has made available to Parent a list of all accounts receivable of the Company ("Accounts Receivable") as of September 30, 1999 along with a range of days elapsed since invoice.

          (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are, to the Company's knowledge, collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

     2.19 Minute Books. The minute books of the Company made available to counsel for Parent are the only minutes of the Company and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of the Company and its stockholders or actions by written consent since the incorporation of the Company.

     2.20 Environmental Matters.

          (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present as a result of the deliberate actions of the Company or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or, to the Company's knowledge, exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Materials Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.21 Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.21 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21 of the Disclosure Schedule sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.6 of this Agreement) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.22 Employee Benefit Plans and Compensation.

          (a) For purposes of this Section 2.22, the following terms shall have the meanings set forth below:

              (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

              (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

              (iii) "Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee (as defined below), and pursuant to which the Company or any Affiliate has or may have any liability, contingent or otherwise;

              (iv) "Employee" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate;

              (v) "Employee Agreement" shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

              (vi) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

              (vii) "International Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

              (viii) "IRS" shall mean the Internal Revenue Service;

              (ix) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

              (x)    "PBGC" shall mean the Pension Benefit Guaranty Corporation;
and

              (xi) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.22(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Employee Plan or Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. The Company has provided to Parent, (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto all related trust documents and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan;
(iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (v) all IRS determination letters and rulings relating to Employee Plans and copies of all applications and correspondence to or from the IRS, the Department of Labor ("DOL") or any other governmental agency, with respect to any Employee Plan;
(vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
(viii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company and (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (xi) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

          (d) Employee Plan Compliance. (i) The Company has performed all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under

Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter with respect to each such Employee Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder) has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits), against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent, Sub or any Affiliate (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Section 4975 through 4980 of the Code.

          (e) Pension Plans. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) Multiemployer and Multiple Employer Plans. At no time has the Company contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, as described in Section 413(c) of the Code.

          (g) No Post-Employment Obligations. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or any other person would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

          (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (j) Employment Matters. The Company (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability plan.

          (k) Labor. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company, Parent or Sub. The Company has not engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to the Company, Parent, Sub or any Affiliate. The Company is not presently, nor has it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (l) International Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Plan.

     2.23 No Interference or Conflict. To the knowledge of the Company, no stockholder, officer or employee of the Company is obligated under any contract or agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or that would interfere with the Company's business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers or employees in connection with the carrying on of the Company's business as presently conducted or proposed to be conducted in accordance with the Business Plan, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers or employees are currently bound.

     2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     2.25 Compliance with Laws. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.26 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been reasonably requested by Parent or its counsel.

     2.27 Year 2000 Compliance. The Company has conducted a reasonable review of all of its software products and all material operating codes, programs, utilities and other software, as well as all hardware and systems, utilized by it (collectively, "Systems") to determine whether such software products and Systems are designed to record, store, process and present millennial dates in the same manner, and with the same functionality, as provided on or before December 31, 1999, and are designed to not lose functionality or degrade in performance as a consequence of such software operating at a millennial date (such design and performance being referred to as "Y-2000 Compliant"). To the extent such review identified software products or Systems that are not Y-2000 Compliant, (a) the Company has taken appropriate corrective action with respect to such software products and Systems, and to the knowledge of the Company, as of the date hereof, the costs of such corrective action do not exceed, in the aggregate, $50,000, and (b) such software products and Systems and the related appropriate corrective action is described in Section 2.27 of the Disclosure Schedule. To the knowledge of the Company, all suppliers of technology or other critical products or services to Company are Y-2000 Compliant. Except as set forth in the Company's standard terms and conditions of sale, a copy of which is attached to Section 2.27 of the Disclosure Schedule, the Company has not provided to its customers (i) any express warranties, including any warranties related to Y-2000 Compliant issues, regarding the software products and services it provides to such customers or (ii) rights to obtain refunds with respect to such products or services.

     2.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Company Stockholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

                Representations and Warranties of Parent and Sub

     Parent and Sub represent and warrant to the Company, subject to such exceptions as are specifically disclosed in the Disclosure Schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company (the "Parent Disclosure Schedule") and dated as of the date hereof, as set forth below:

     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.3  Capital Structure.

          (a) The authorized stock of Parent consists of 100,000,000 shares of Common Stock, $.001 par value, of which 11,630,049 shares were issued and outstanding as of June 30, 1999, and 5,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred Stock are issued or outstanding. Parent has also reserved (i) 1,437,500 shares of Common Stock for issuance to employees and consultants pursuant to Parent's 1992 Stock Plan, (ii) 1,000,000 shares (subject to annual increases) of Common Stock for issuance to employees and consultants pursuant to Parent's 1998 Stock Plan, and (iii) 250,000 shares (subject to annual increases) of Common Stock for issuance under Parent's 1998 Employee Stock Purchase Plan.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

     3.4 SEC Documents; Parent Financial Statements. Parent has furnished the Company, and will furnish the Company Stockholders prior to the Closing, with a true and complete copy of the following filings with the Securities and Exchange Commission (the "SEC"): (i) its Annual Report to its stockholders covering the fiscal year ended December 31, 1998, (ii) its Proxy Statement to its stockholders for its 1999 annual meeting and (iii) its quarterly report on Form 10-Q for the quarter ended September 30, 1999 (the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. Parent has filed in a timely manner all reports required to be filed during the preceding twelve calendar months pursuant to the Exchange Act. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     3.5 Litigation. To the knowledge of Parent, there is no suit, claim, action, proceeding or investigation pending or threatened against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to result in a Material Adverse Effect on Parent.

     3.6 Ownership of the Company. As of the date hereof, neither Parent nor Sub, nor any subsidiary of Parent, is the beneficial owner of any shares of Company Capital Stock.

     3.7 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.8 No Material Adverse Change. No material adverse change in the business, assets (including intangible assets), financial conditions or results of operations of Parent and Sub, taken as a whole, has occurred since September 30, 1999.

     3.9 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party, including a party to any agreement with Parent or Sub (so as not to trigger any Conflict), is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware and

(iii) such consents, waivers, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a material adverse effect on the business, assets (including intangible assets), financial conditions or results of operations of Parent and Sub, taken as a whole.

     3.10 Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in any documents to be provided to the Company Stockholders in connection with the transaction contemplated under the terms of this Agreement will, at the date mailed to such Company Stockholders and at the times of the meeting or meetings of Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing, neither Parent nor Sub makes any representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from such documents.

     3.11 Other Matters. Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Sub has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE IV

                      Conduct Prior to the Effective Time

     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay their debts and Taxes before they become delinquent, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to keep available the services of the Company's present officers and key employees, preserve intact the Company's present business organization, and preserve the Company's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing business at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

          (a) Enter into any commitment or transaction not in the ordinary course of business;

          (b) Transfer to any person or entity any rights to the Company Intellectual Property;

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

          (e) Commence any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

          (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

          (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practices;

          (k) Except, in each case for borrowing under existing lines of credit in the ordinary course of business consistent with past practice, but not to exceed $100,000 in the aggregate, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than trade debt;

          (l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, except in the ordinary course of business and consistent with past practices;

          (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof; provided, however, that the Company may grant severance or termination pay, in an amount not to exceed six
(6) weeks of base salary in effect for such employee, to any employee who has not been offered employment with Parent following the Merger or any employee listed on Exhibit C-1 of this Agreement.

          (n) Adopt or amend any employee benefit plan, or enter into any employment agreement, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) Take any action which could jeopardize the tax-free reorganization hereunder;

          (q) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $20,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

          (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (s) Enter into any strategic alliance or joint marketing arrangement or agreement; or

              Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     4.2 No Solicitation. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to), without the express written consent of Parent, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (b) provide information with respect to it to any person, other than Parent and Parent's counsel, accountants and representatives, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any written offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

                                   ARTICLE V

                             Additional Agreements

     5.1 Preparation of Permit Application, Hearing Request, Hearing Notice and Information Statement. As promptly as practicable after any determination by Parent or its legal counsel of the unavailability of Rule 506 as an exemption from registration under the Securities Act for the issuance of Parent Common Stock in connection with the Merger, Parent and the Company shall prepare and file with the California Commissioner of Corporations the documents required by the California Corporate Securities Law of 1968, as amended (the "CCSL") including, but not limited to, any required "Permit Application," "Hearing Request," and "Hearing Notice", pursuant to Sections 25121 and 25142 of the CCSL (collectively, the "Notice Materials"), in connection with the Merger, in order to perfect the exemption from registration provided by Section 3(a)(10) of the Securities Act. Each of Parent and the Company shall use reasonable efforts to have the Permit Application, Hearing Request and Hearing Notice declared effective under the CCSL as promptly as practicable after such filing. In addition, Company and Parent will prepare and the Company will distribute an information statement or proxy statement (the "Information Statement") along with the Notice Materials, as may be required by California Law, at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the Company Stockholders, which approval will be recommended by Company's Board of Directors and management. Such Information Statement will contain information, and will be solicited, in compliance with applicable law. Each of Parent and the Company will promptly provide all information relating to their respective business and operations necessary for inclusion in the Notice Materials to satisfy all requirements of applicable state and federal securities laws. Each of Parent and the Company shall be solely responsible for any statement, information or omission in the Notice Materials relating to it or its affiliates based upon written information furnished by it.

     5.2  Meeting of the Company Stockholders.

          (a) Company will take all action necessary in accordance with the Delaware Law, the California Corporations Code ("California Law") and its Certificate of Incorporation and Bylaws to call, notice, convene and hold the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) no more than ten (10) days after the California Commissioner of Corporations has issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective, for the purpose of voting upon approval of this Agreement and the Merger. The Company will solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will use its commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of California Law and Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting if as of the time for which the Company Stockholders' Meeting is originally scheduled there are insufficient shares of the Company Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company will use its commercially reasonable efforts to ensure that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited in compliance with the Delaware Law, California Law, its Certificate of Incorporation and Bylaws, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene, hold and conduct the Company Stockholders' Meeting in accordance with this Section 5.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any proposal by a third party to acquire the Company, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company to the Company Stockholders to approve this Agreement and the Merger.

          (b) The Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of and approve this Agreement and the Merger at the Company Stockholders' Meeting, the Information Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of and approve this Agreement and the Merger at the Company Stockholders' Meeting, and neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that Company's stockholders vote in favor of and approve this Agreement and the Merger.

     5.3 Regulatory Approvals. The Company will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the transactions provided for in this Agreement. The Company will use all reasonable efforts to obtain or assist Parent in obtaining all such authorizations, approvals and consents.

     5.4 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Parent shall provide the Company with copies of such publicly available information about Parent as the Company may request and shall provide the Company with reasonable access to its executive officers in this regard. No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.5  Confidentiality.

          (a) Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby, shall be treated by the party receiving it as confidential ("Confidential Information").

          (b) If this Agreement is terminated (i) any Confidential Information obtained by a party shall not be used in competition with the other parties and
(ii) each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, destroy or deliver to the other parties all Confidential Information of such parties.

     5.6 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that the cost of any audit of the Company by Parent shall be borne exclusively by Parent, unless this Agreement is terminated, in which case the cost of such audit shall be borne equally by Parent and the Company. In the case of the Company, all Third Party Expenses shall be either paid or accrued by the Company prior to the Effective Time. Parent agrees that if the Merger is consummated, Parent will guarantee the payment of all Third Party Expenses which are described in Section 2.21 of the Disclosure Schedule and which are incurred and accrued for but not paid by the Company prior to the Effective Time.

     5.7 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the National Association of Securities Dealers, Inc.

     5.8 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company thereunder.

     5.9 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.10 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

     5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.12 Business Arrangements. In anticipation of the Closing, Parent and the Company agree to negotiate in good faith a strategic alliance arrangement pursuant to which the business operations of Parent and the Company will be integrated to the greatest extent mutually agreeble to Parent and the Company. It is the parties intentions that the final terms of such strategic alliance arrangement will adequately protect each of the Company's and Parent's intellectual property, assets, confidential information and other relevant property and relationships in the event that this Agreement is terminated and the Closing does not occur. In addition to the strategic alliance arrangement discussed above, Parent agrees to use its best efforts to lend, on terms comparable to lending terms available to the Company from commercial lenders and to be negotiated in good faith between Parent and the Company, in an amount necessary to meet the Company's needs for working capital during the period prior to the earlier to occur of the Closing Date or the termination of this Agreement.

     5.13 Affiliate Agreements. Section 5.13 of the Disclosure Schedule sets forth those persons who are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Closing Date) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit A. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     5.14 Company Restated Certificate of Incorporation. The Company shall cause the Company Restated Certificate to be filed with and accepted by the Delaware Secretary of State.

     5.15 Notice to Holders of Company Options and Company Rights. The Company shall give notice of the transactions contemplated hereby to holders of Company Options and Company Rights in accordance with the terms of such Company Options and Company Rights or otherwise obtain the written waiver of such notice obligations.

     5.16 Company Dissenting Shares. As promptly as practicable after the date the Information Statement is distributed to Company Stockholders and prior to the Closing Date, Company shall furnish Parent with the name and address of each Company Stockholder who has up to such time dissented and the number of shares owned by such Company Stockholders.

     5.17 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, the Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for the Company's employees following the Merger. The Company and its Affiliates, as applicable, shall take such actions as are necessary to terminate such Employee Plans as are requested by Parent to be terminated. The Company and its Affiliates, as applicable, each agrees to terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to the Closing. Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) plan(s) has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

     5.18 Company Benefit Plans. The Board of Directors of the Company and its Affiliates, as applicable, shall take all actions necessary to terminate the Company 401(k) Plan effective upon as of the day immediately preceding the Effective Time. Parent shall receive from the Company evidence that the Company's and each Affiliate's (as applicable) plan(s) has been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date.

     5.19 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.20 Tax Free Reorganization. The parties intend to adopt this Agreement and the Merger as a tax-free plan of reorganization under the Code. The parties shall not take a position on any tax return inconsistent with the intentions of the parties set forth in this Section 5.16.

     5.21 Proprietary Information and Confidentiality Agreements. Prior to the Effective Time, each current employee and consultant of the Company will execute a proprietary information and confidentiality agreement in form reasonably acceptable to Parent.

     5.22 Indemnification and Directors' and Officers' Insurance.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements entered into between the Company and its directors and officers as of or prior to the date hereof in the Company's customary form previously provided to Parent and any indemnification provisions under the Company's Certificate of Incorporation or bylaws in effect immediately prior to the Effective Time.

          (b) For a period of three (3) years from the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event shall Parent or the Company be required to expend on an annual basis in excess of 200% of the current $11,000 annual premium currently paid by the Company for such coverage; provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

     5.23 Delivery of Financial Statements. The Company shall deliver the Nine Month Financials including footnotes prepared in accordance with GAAP as soon as possible following the date of this Agreement and the Company shall use its best efforts to cause KPMG Peat Marwick to deliver the 1998 Audited Financials as soon as possible following the date of this Agreement.

                                   ARTICLE VI

                            Conditions to the Merger

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (b) Permit. The California Commissioner of Corporations shall have issued a permit declaring the Permit Application, Hearing Request and Hearing Notice with respect to the Merger effective or the issuance of the Parent Common Stock in connection with the Merger shall have been registered pursuant to a registration statement declared effective by the SEC.

          (c) Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in this Agreement were true and correct when made and, except for Section 3.8, shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Claims. There shall not have occurred any claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business, assets (including intangible assets), financial condition, results of operations or prospects of Parent and its subsidiaries, taken as a whole.

          (c) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), financial condition, results of operations of Parent and its subsidiaries, taken as a whole, since September 30, 1999; provided, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect with respect to Parent: (i) events affecting the industry in which Parent operates as a whole; (ii) a failure by Parent to meet internal earnings or revenue projections; or (iii) any disruptions of customer or supplier relationships arising out of or resulting from actions contemplated by the parties in connection with, or which are attributable to, the execution and announcement of this Agreement by, or to the identity of the Company.

          (d) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent, in substantially the form of Exhibit B-1 hereto.

          (e) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an officer of Parent to the effect that, as of the Effective Time:

              (i) all representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects;

              (ii) all covenants and obligations of this Agreement to be performed by Parent on or before such date have been so performed in all material respects.

              (iii) the conditions set forth in Section 6.2 (b) and (c) have been satisfied.

     6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement were true and correct when made and shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of the Effective Time and the Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with it as of the Effective Time.

          (b) Claims. There shall not have occurred any third-party claims (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or may have a Material Adverse Effect.

          (c) Third Party Consents. Any and all consents, waivers, and approvals listed in the Disclosure Schedule shall have been obtained.

          (d) Legal Opinion. Parent shall have received a legal opinion from Bay Venture Counsel, LLP, legal counsel to the Company, in substantially the form of Exhibit B-2 hereto.

          (e) Employment and Non-Competition Agreements. The persons listed on Exhibit C-1 shall each have executed and delivered to Parent an Employment Agreement in substantially the form attached hereto as Exhibit C-2, and the persons listed on Exhibit D-1 shall each have executed and delivered to Parent a Non-Competition Agreement in substantially the form attached hereto as Exhibit D-2, and such Employment Agreements and Non-Competition Agreements shall be in full force and effect.

          (f) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued), financial condition or prospects of the Company since December 31, 1998; provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect with respect to the Company: (i) events affecting the LAN networking industry as a whole (ii) a failure by the Company to meet internal earnings or revenue projections; or (iii) any disruptions of customer or supplier relationships arising out of or resulting from actions contemplated by the parties in connection with, or which are attributable to, the execution and announcement of this Agreement by, or to the identity of, Parent.

          (g) Stockholder Approval. (i) Company Stockholders holding at least 95% of the Company Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated thereby, and holders of not more than 5% of the Company Capital Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger; (ii) the requisite number of disinterested Company Stockholders shall have approved any payments as a result of the consummation of the transactions contemplated hereby which would otherwise constitute "excess parachute payments" within the meaning of Section 280G of the Code; and (iii) the requisite number of Company Stockholders shall have approved the Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (the "Company Restated Certificate") in the form attached as Exhibit G.

          (h) Affiliate Agreements. Each of the persons listed in Section 5.12 of the Disclosure Schedule shall have executed an Affiliate Agreement in substantially the form attached as Exhibit A.

          (i) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time:

              (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects; and

              (ii) all covenants and obligations of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

              (iii) the provisions set forth in Section 6.3 (b), (c), (f) and (g) have been satisfied.

          (j) Resignation of the Company Directors. Each of the directors of the Company shall have delivered to Parent a letter of resignation from the Board of Directors of the Company effective as of the Closing.

          (k) Company Restated Certificate. The Company Restated Certificate shall have been accepted for filing by the Secretary of State of the State of Delaware and shall be in full force and effect immediately prior to the Closing.

          (l) Termination of Warrants. All outstanding warrants to purchase Company Capital Stock shall have been exercised in full or terminated in writing to the satisfaction of Parent and its legal counsel.

          (m) Financial Statements. The Company shall have delivered the 1998 Audited Financials and the Nine Month Financials to Parent at least three (3) business days prior to the Closing.

          (n) Stock Option Substitution Agreements. Each person listed in Exhibit H-1 shall have executed a Stock Option Substitution Agreement substantially in the form attached as Exhibit H-2.

          (o) Termination of Rights. Any registration rights, rights of first refusal, rights to any liquidation preference, or preemptive or redemption rights of any Company Stockholder shall have been terminated or waived as of the Closing.

          (p) Litigation. There shall be no bona fide action, suit, claim or proceeding of any nature pending, or overtly threatened, against Parent, Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

          (q) Employment Offers. Seventy-five percent (75%) of the persons listed on Exhibit C-3 hereto shall each have accepted an offer of employment from Parent pursuant to the terms of the offer letter presented to them and shall be employed by the Company immediately prior to the Effective Time.

          (r) Securities Laws. Parent shall be reasonably satisfied regarding the exemption of the issuance of the Merger Shares from the registration requirements of the Securities Act by virtue of Section 3(a)(10) of the Securities Act.

          (s) Termination of 401(k) Plan. The Board of Directors of the Company shall have taken all necessary steps to terminate the Company's 401(k) Plan effective as of the day immediately preceding the Effective Time.

          (t) Unanimous Board Approval. The Board of Directors of the Company shall not have revoked or modified its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby.

                                  ARTICLE VII

              Survival of Representations and Warranties; Escrow

     7.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the date which is one year following the Closing Date (the "Expiration Date"). All of Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate at the Expiration Date. Except for the representations and warranties contained in
Article 2 of this Agreement, the Company makes no other express or implied representation or warranty to Parent or Sub. Parent and Sub acknowledge that, in entering into this Agreement, they have not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in Article 2 of this Agreement.

     7.2  Escrow Arrangements.

          (a) Escrow Fund.  As security for the indemnity provided for in this
Section 7.2 and by virtue of this Agreement, the Company Stockholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective
Time) without any act of any Company Stockholder. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any Company Stockholder, will be deposited with U.S. Bank Trust (or other institution acceptable to Parent and the Company Stockholders) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be in proportion to the aggregate Parent Common Stock which such holder would otherwise be entitled under Section 1.6(a). The Company and the Company Stockholders jointly agree to indemnify and hold Parent and its officers, directors and affiliates (the "Indemnified Parties") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, or
(ii) any failure by the Company to perform or comply with any covenant contained in this Agreement; provided, however, that, except as set forth in Section 7.4, the aggregate amount for which the Company Stockholders are required to indemnify the Indemnified Parties shall not exceed the amount deposited in the Escrow Fund. The Escrow Fund shall be available to compensate Parent and its affiliates for any such Losses. The Company Stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by Parent after the Effective Time. Nothing herein shall limit the liability of the Company for any breach of any representation, warranty or covenant if the Merger does not close for reasons other than Parent's breach of its obligations hereunder; but the Company Stockholders shall not be personally liable therefor. Parent may not receive any shares from the Escrow Fund unless and until an Officer's Certificate (as defined in paragraph
(d) below) identifying Losses has been delivered to the Escrow Agent as provided in paragraph (d) below.

          (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the Expiration Date (the "Escrow Period"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgement of Parent, subject to the objection of the Stockholder Representative (as defined in Section 7.3 below) and the subsequent arbitration of the matter in the manner provided in Section 7.2(f) hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrow Amounts to the Company Stockholders pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

          (c)  Protection of Escrow Fund.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

               (ii) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders thereof.

               (iii) Each Company Stockholder shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such Company Stockholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

          (d)  Claims Upon Escrow Fund.

               (i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

(A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(e) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund with a value equal to such Losses; provided, however, that Parent may not receive any shares from the Escrow Fund unless and until one or more Officer's Certificatesi identifying Losses in excess of Fifty Thousand Dollars ($50,000) in the aggreate (the "Basket Amount") has or have been delivered to the Escrow Agent as provided in this Article VII, in which case Parent shall be entitled to recover all Losses so identified, including without limitation, the Basket Amount.

               (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund as indemnity pursuant to Section 7.2(d)(i) hereof, the shares of Parent Common Stock shall be valued at the Parent Closing Price.

          (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representatives, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amounts pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(d) hereof; provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

          (f)  Resolution of Conflicts; Arbitration.

               (i) In case the Stockholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the damage or Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that within forty-five (45) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall Rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

               (iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

          (g) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Company Stockholders shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Stockholder Representative, no settlement of any such claim with third-party claimants shall be determinative of the amount of any claim against the Escrow Fund. In the event that the Stockholder Representative has consented to any such settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any claim by Parent against the Escrow Fund with respect to such settlement.

          (h)  Escrow Agent's Duties.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall hold all documents and shares of Parent Common Stock and shall wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

          (i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent, attached hereto as Exhibit F. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (j) Consequential Damages. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (k) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     7.3  Stockholder Representative.

          (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Company Stockholder, James Mongiello shall be appointed as agent and attorney-in-fact (the "Stockholder Representative") for each Company Stockholder, for and on behalf of the Company Stockholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Company Stockholders from time to time upon not less than thirty
(30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest in the Escrow Fund. No bond shall be required of the Stockholder Representatives, and a Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representatives shall constitute notice to or from each of the Company Stockholder.

          (b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

          (c) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

     7.4 Exclusive Remedy. The indemnity set forth in this Article VII and the Escrow Fund provided for herein shall apply only to breaches by the Company of any representation, warranty, covenant or agreement of the Company contained herein, by reason of any misrepresentation by the

Company made in or pursuant to Article II of this Agreement, and, except as provided below, resort to the Escrow Fund shall be the exclusive right and remedy of Parent for such breaches, or otherwise under or in connection with this Agreement, once the Closing occurs. Notwithstanding the foregoing, the existence of this Article VII and of the rights and restrictions set forth herein do not limit any other potential remedies of Parent with respect to any knowing and intentional or fraudulent actual breaches of the representations and warranties or covenants of the Company contained in any Article of this Agreement; provided, however, that, unless such Company Stockholder was personally aware that such breach was knowing and intentional or fraudulent, such Company Stockholder shall not have liability under the preceding clause in an amount greater than the aggregate Merger Shares to be issued to such Company Stockholder pursuant to Section 1.6 of this Agreement, nor shall any liability be asserted against such Company Stockholder after November 16, 2001 for any such knowing and intentional or fraudulent actual breach of the representations and warranties or covenants of the Company contained in any Article of this Agreement.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

     8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by March 31, 2000, or by June 30, 2000 in the event that a Registration Statement on Form S-4 is required under the Securities Act in order to consummate the Merger; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or
(ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Sub and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; or

          (f) by Parent if the required approval of the Company Stockholders contemplated by this Agreement shall not have been obtained by reason of the failure of the Principal Stockholders to fulfill their obligations under the Support Agreement.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company, or their respective officers, directors or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 5.5, 5.6,
5.7 and this Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               General Provisions

     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Sub, to:

               Tut Systems, Inc.
               2495 Estand Way
               Pleasant Hill, CA  94523
               Attention: Sal D'Auria
               Telephone No.: (925) 682-6510
               Facsimile No:  (925) 682-1841

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road
               Palo Alto, California 94304
               Attention: Steven E. Bochner, Esq.
               Telephone No.: (650) 493-9300
               Facsimile No.: (650) 461-5375

          (b)  if to the Company, to:

               Freegate Corporation
               1208 E. Arques Ave.
               Sunnyvale, CA 94086
               Telephone No.: (408) 617-1078
               Facsimile No.: (408) 617-1250
               Attention: Sheryl McCoy

               with a copy to:

               Bay Venture Counsel, LLP
               1999 Harrison Street, Suite 1300
               Oakland, California 94612
               Telephone No.: (510) 273-8750
               Facsimile No.: (510) 834-7440
               Attention: Greg Beattie, Esq.

          (c)  if to the Stockholder Representative, to:

               James Mongiello
               C/o FreeGate Corporation
               1208 E. Arques Avenue
               Sunnyvale, CA 94086
               Telephone No.: (408) 617-1078
               Facsimile No.: (408) 617-1250

     (d)       if to the Escrow Agent, to:

               U.S. Bank Trust National Association
               One California Street, 4th Floor
               San Francisco, CA 94111
               Telephone No.: (415) 273-4532
               Facsimile No.: (415) 273-4590
               Attention: Ann Gadsby

     9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto and the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or Rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

TUT SYSTEMS, INC.                   FREEGATE CORPORATION

By: /s/ Nelson Caldwell            By: /s/ Sandy Benett
   ---------------------------         -------------------------------------
   Nelson B. Caldwell                  Sandy Benett
   Vice President, Finance and         President and Chief Operating Officer
   Chief Financial Officer


STOCKHOLDER REPRESENTATIVE          FORTRESS ACQUISITION CORPORATION

(As to the provisions of Article
 VII only)


 /s/ James Mongiello                By: /s/ Nelson Caldwell
--------------------------------       -------------------------------------
JAMES MONGIELLO                        Nelson B. Caldwell
                                       Chief Financial Officer and Secretary

U.S. BANK TRUST

(As to the provisions of Article
 VII only)

By: /s/ Susan Vargas
   -------------------------------
   Sue Vargas, V.P. for Ann Gadsby

Name: Ann Gadsby
     -----------------------------

Title: Vice President
      ----------------------------



           [Signature Page to Agreement and Plan of Reorganization]

                                   EXHIBIT A
                                   ---------

                          Form of Affiliate Agreement
                          ---------------------------

                                  EXHIBIT B-1
                                  -----------

                   Form of Legal Opinion of Counsel to Parent
                   ------------------------------------------

                                  EXHIBIT B-2
                                  -----------

                  Form of Legal Opinion of Counsel to Company
                  -------------------------------------------

                                  EXHIBIT C-1
                                  -----------

                List of Employees Signing Employment Agreements
                -----------------------------------------------

                                  EXHIBIT C-2
                                  -----------

                          Form of Employment Agreement
                          ----------------------------

                                  EXHIBIT C-3
                                  -----------

                      List of Employees Offered Employment
                      ------------------------------------

                    Pursuant to Form of At-Will Offer Letter
                    ----------------------------------------

                                  EXHIBIT D-1
                                  -----------

              List of Employees Signing Noncompetition Agreements
              ---------------------------------------------------

                                  EXHIBIT D-2
                                  -----------

                        Form of Noncompetition Agreement
                        --------------------------------

                                  EXHIBIT E-1
                                  -----------

      List of Company Stockholders Signing Stockholder Support Agreements
      -------------------------------------------------------------------

                                  EXHIBIT E-2
                                  -----------

                     Form of Stockholder Support Agreement
                     -------------------------------------

                                   EXHIBIT F
                                   ---------

                           Escrow Agent Fee Schedule
                           -------------------------

                                   EXHIBIT G
                                   ---------

                      Form of Certificate of Amendment of
                      -----------------------------------

               Amended and Restated Certificate of Incorporation
               -------------------------------------------------

                                  EXHIBIT H-1
                                  -----------

                   List of Company Options to be Substituted
                   -----------------------------------------

                                  EXHIBIT H-2
                                  -----------

                  Form of Stock Option Substitution Agreement
                  -------------------------------------------

                                    EXHIBIT I
                                   ----------

                           Form of Merger Certificate
                           --------------------------

                                 AMENDMENT TO
                      AGREEMENT AND PLAN OF REORGANIZATION

     This Amendment to Agreement and Plan of Reorganization (the "Amendment") is
                                                                  ---------
made this 20th day of December 1999, by and between Tut Systems, Inc., a Delaware corporation. ("Parent"), FreeGate Corporation ("Company"), Fortress
                        ------
Acquisition Corporation, a Delaware corporation ("Sub"), U.S. Bank Trust, as Escrow Agent, and James Mongiello ("Stockholder Representative").

     WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Reorganization dated November 16, 1999 (the "Agreement"); and
                                                ---------

     WHEREAS, as a material inducement to certain shareholders of the Company to vote in favor of the Merger, the parties hereto desire to amend the Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree that the Agreement shall be deemed amended as necessary to provide as follows.

          1.  Amendment of Article VII, Section 7.3(b). Section 7.3(b) of the
              ----------------------------------------
Agreement shall be amended and restated to read in its entirety as follows:

          "(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall jointly and pro rata calculated with respect to their interest in the Escrow Fund indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative."

          2.  Amendment of Article VII, Section 7.3(c).  Section 7.3(c) of the
              ----------------------------------------
Agreement shall be amended and restated to read in its entirety as follows:

          "(c) A decision, act, consent or instruction solely with respect to the shares deposited in the Escrow Fund of the Stockholder Representative shall constitute a decision of all Company Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Company Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representatives as being the decision, act, consent or instruction of each and every such Company Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative."

          3.  Agreement.  To the extent not expressly amended hereby, the
              ---------
Agreement remains in full force and effect.

          4.  Entire Agreement.  This Amendment, taken together with the
              ----------------
Agreement (to the extent not expressly amended hereby), represents the entire agreement of the parties and shall supersede any and all

     [Signature Page to Amendment to Agreement and Plan of Reorganization] previous contracts, arrangements or understandings between the parties with respect to the acquisition of the Company by Parent.

     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Escrow Agent have caused this Amendment to be signed by their duly authorized respective officers, all as of the date first written above.

TUT SYSTEMS, INC.                   FREEGATE CORPORATION

By: /s/ Nelson B. Caldwell                By: /s/ Sandy Benett
   ____________________________              _____________________________
   Nelson B. Caldwell                        Sandy Benett
   Vice President, Finance and               President and Chief Operating
   Chief Financial Officer                   Officer


STOCKHOLDER REPRESENTATIVE          FORTRESS ACQUISITION CORPORATION


/s/ JAMES MONGIELLO                       By: /s/ Nelson B. Caldwell
_______________________________              ____________________________
JAMES MONGIELLO                              Nelson B. Caldwell
                                             Chief Financial Officer and
                                             Secretary

U.S. BANK TRUST



By: /s/ Ann Gadsley
   _______________________

Name: Ann Gadsley
     _____________________

Title: Vice President
      ____________________


     [Signature Page to Amendment to Agreement and Plan of Reorganization]